Exhibit 10.32

NON-NEGOTIABLE PROMISSORY NOTE

$ 612,411.70	December 31, 2010
Rochester, New York

FOR VALUE RECEIVED, LUCID, INC., a New York corporation  (“Maker”), promises to pay to DALE E. CRANE  (“Payee”), in lawful money of the United States of America, the sum of six hundred twelve thousand four hundred eleven and 70/100 Dollars ($612,411.70), without interest, in a  first payment of one hundred fifty three thousand, one hundred two and 70/100 Dollars ($153,102.70) and in three equal, successive annual payments of one hundred fifty three thousand, one hundred three and 00/100 Dollars ($153,103.00) each, the first payment to be made on or before March 31st, 2011, and subsequent payments to be made on or before January 15th  of 2012, 2013 and 2014.

1.             Payments.

1.1           Manner of Payment.  All payments of principal and interest on this Note shall be made by check at 137 N. Silver Shoals Dr., Shell Beach CA 93449 or at such other place in the United States of America as Payee shall designate to Maker in writing.  If any payment on this Note is due on a day which is not a Business Day, the payment shall be due on the first Business Day that immediately follows the date the payment is due.  “Business Day” means any day other than a Saturday, Sunday or legal holiday in the State of New York.

1.2           Prepayment.  Maker may, without premium or penalty, at any time and from time to time prepay all or any portion of the outstanding balance due under this Note.

2.             Defaults.

2.1           Events of Default.  The occurrence of any one or more of the following events with respect to Maker shall constitute an event of default hereunder (“Event of Default”):

(a)           If Maker shall fail to pay when due any payment required by this Note and such failure continues for fifteen (15) days after such due date.

(b)           If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a “Bankruptcy Law”), Maker shall (i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against it in an involuntary case; (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) make an assignment for the benefit of its creditors; or (v) admit in writing its inability to pay its debts as they become due.

(c)           If a court of competent jurisdiction enters an order or decree under any bankruptcy law that (i) is for relief against Maker in an involuntary case, (ii) appoints a trustee, receiver, assignee, liquidator or similar official for Maker or substantially all of Maker’s properties, or (iii) orders the dissolution of Maker, and in each case the order or decree is not dismissed within 120 days.

(d)           In the event that Maker completes a “Qualified Public Offering,” then any balance due under this Note shall be due and payable within fourteen (14) business days of the closing of such Qualified Public Offering. For purposes of this Note, the term “Qualified Offering” means an underwritten public offering of shares of common stock by Maker that results in gross cash proceeds (before discounts, commissions or expenses) to Maker of at least $10,000,000, inclusive of the converted principal and interest of any notes of Maker automatically convertible upon closing of a public offering.

2.2           Notice by Maker.  Maker shall notify Payee in writing within 5 days after the occurrence of an Event of Default of which Maker acquires knowledge.

2.3           Remedies.  Upon the occurrence of an Event of Default hereunder (unless all Events of Default have been cured or waived by Payee), Payee may, at its option, (i) by written notice to Maker, declare the entire unpaid balance of this Note immediately due and payable regardless of any prior forbearance, and (ii) exercise any and all rights and remedies available to him under applicable law, including, without limitation, the right to collect from Maker all sums due under this Note.  Maker shall pay all reasonable costs and expenses incurred by or on behalf of Payee in connection with Payee’s exercise of any or all of its rights and remedies under this Note, including, without limitation, reasonable attorneys’ fees.

3.             Miscellaneous.

3.1           Waiver.  The rights and remedies of Payee under this Note shall be cumulative and not alternative.  No waiver by Payee of any right or remedy under this Note shall be effective unless in a writing signed by Payee.  Neither the failure nor any delay in exercising any right, power or privilege under this Note will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege by Payee will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right of Payee arising out of this Note can be discharged by Payee, in whole or in part, by a waiver or renunciation of the claim or right unless in a writing, signed by Payee; (b) no waiver that may be given by Payee will be applicable except in the specific instance for which it was given; and (c) no notice to or demand on Maker will be deemed to be a waiver of any obligation of Maker or of the right of Payee to take further action without notice or demand as provided in this Note.  Maker hereby waives presentment, demand, protest and notice of dishonor in protest.

3.2           Severability.  If any provision of this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect.  Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

3.3           Governing Law.  This Note will be governed by the laws of the State of New York without regard to conflicts of laws principles.

3.4           Parties and Interest.  This Note shall bind Maker and its successors and assigns.  This Note shall not be assigned or transferred by Payee without the express prior written consent of Maker, except by will or, in default thereof, by operation of law.

IN WITNESS WHEREOF, Maker has executed and delivered this Note as of the date first stated above.

LUCID, INC.

By:	/s/ Jay M. Eastman
Name:	Jay M. Eastman
Title:	Chief Executive Officer